Exhibit 7.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Ordinary Shares of O2Micro International Limited, including Ordinary Shares represented by American depositary shares, and that this Agreement be included as an Exhibit to such joint filing. Each of the undersigned acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13D, and for the completeness and accuracy of the information concerning him contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other person making such filings, except to the extent that he knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of June 3, 2022.

/s/ Du Shyun-Dii Sterling
Du Shyun-Dii Sterling

/s/ Kuo Chuan-Chiung
Kuo Chuan-Chiung

[Signature page to Joint Filing Agreement]